UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 16, 2009

BED BATH & BEYOND INC.

(Exact name of registrant as specified in its charter)

New York	0-20214	11-2250488
(State of incorporation)	(Commission	(I.R.S. Employer
	File Number)	Identification No.)

650 Liberty Avenue

Union, New Jersey 07083

(Address of principal executive offices) (Zip code)

(908) 688-0888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 16, 2009, Bed Bath & Beyond Inc. (the “Company”) entered into an amendment and restatement of its Supplemental Executive Retirement Benefit agreement, dated January 11, 2006, with Mr. Steven H. Temares, the Company’s Chief Executive Officer (the “SERP”), and a related escrow agreement (with the amendment and restatement and the related escrow agreement being hereinafter collectively referred to as the “Amendment”).

The Amendment was entered into principally to address the requirements of Section 409A of the Internal Revenue Code.  Under the SERP as previously in effect, in the event of a voluntary termination of employment by Mr. Temares after the twentieth anniversary of Mr. Temares’ employment with the Company (June 12, 2012), Mr. Temares would have, in general, been entitled to receive in each year over a 10-year period an amount equal to 50% of his annual base salary, payable in accordance with the Company’s normal payroll practices.  Under the Amendment, the Company would instead, six months after Mr. Temares’ voluntary termination, pay to Mr. Temares an amount equal to 1/10 of the present value of the installment payments described above, and pay into escrow 9/10 of such present value, in each case, net of all taxes required to be withheld as a result of the payment (including federal and state income taxes and all other applicable withholdings), with, in general, the amount in escrow being paid to Mr. Temares in equal installments on the first 9 anniversaries of the payment into escrow.  Consistent with the SERP as previously in effect, payment of the escrow amount to Mr. Temares would be subject to acceleration upon Mr. Temares’ death or a Change of Control of the Company (as defined in the SERP).  Under a separate agreement, Mr. Temares is subject to a non-competition restrictive covenant during the period of his employment with the Company and for one year thereafter.  Under the SERP as previously in effect, if Mr. Temares breaches the restrictive covenant (or engages in activities after the one-year non-competition period that would have constituted a breach during the non-competition period), any future payments during the 10-year installment payment period would have been forfeited.  Under the Amendment, in the event of any such breach (or activities after the one-year non-competition period that would have constituted a breach during such period), any remaining amount in escrow would be forfeited by Mr. Temares and repaid to the Company.  Any such forfeiture would leave Mr. Temares in substantially the same position as he was under the SERP as previously in effect.  Because any amount deposited into escrow under the Amendment would be net of the taxes imposed on the payment into escrow (including any amounts which may be subsequently forfeited by Mr. Temares and repaid to the Company), any such forfeiture would likely not make the Company whole for the taxes previously paid with respect to the forfeited amounts.  Accordingly, under the Amendment, Mr. Temares has agreed that in the event any amount in escrow is forfeited, he will use commercially reasonable efforts to obtain a refund of applicable taxes and remit such refund to the Company and the Company has agreed to reimburse Mr. Temares, or to pay on his behalf, reasonable legal fees and expenses incurred in connection with such a refund request.

As noted above, the Amendment has been drafted to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder; however, in light of the complexities and uncertainties surrounding Section 409A, the Amendment also provides that Mr. Temares will be protected from any impact resulting from the possible application of Section 409A to the terms of the SERP such that Mr. Temares will be entitled to a payment that places him in that same economic position he would have been in under the SERP prior to the application of Section 409A.

The foregoing description of the Amendment is a summary only, and is qualified in its entirety by reference to Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits:

10.1                                   Supplemental Executive Retirement Benefit Agreement between the Company and Steven H. Temares, dated November 16, 2009.

10.2                                   Escrow Agreement with Respect to Supplemental Executive Retirement Benefit between the Company and Steven H. Temares, dated November 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BED BATH & BEYOND INC.
(Registrant)

Date: November 19, 2009	By:	/s/ Eugene A. Castagna
By: Eugene A. Castagna Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)